FOR IMMEDIATE RELEASE

KRISPY KREME REPORTS FIRST PROFITABLE YEAR SINCE FISCAL 2004

Winston-Salem, NC – March 31, 2011 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the fourth quarter and fiscal year 2011, ended January 30, 2011.

Fiscal Year 2011 Highlights Compared to Last Year:
  Revenues increased 4.5% to $362.0 million from $346.5 million
  Company same store sales rose 4.0%, the second consecutive annual increase
  Operating income increased to $15.2 million from $11.8 million, including the effects of impairment charges and lease termination costs of $4.1 million and $5.9 million, respectively
  Net income was $7.6 million, or $0.11 per share diluted, compared to a net loss of $0.2 million, or $0.00 per share
  Total outstanding debt fell by $8.1 million to $35.4 million
  Cash provided by operating activities increased to $20.5 million from $19.8 million
Fourth Quarter Fiscal 2011 Highlights Compared to the Year-Ago Period:
  Revenues increased 5.7% to $91.7 million from $86.8 million
  Company same store sales rose 2.2%, the ninth consecutive quarterly increase, despite severe weather conditions in January
  Operating income decreased to $0.9 million from $2.4 million, reflecting a $600,000 increase in impairment charges and lease termination costs and an $800,000 reduction in favorable insurance adjustments compared to last year
  The fourth quarter of fiscal 2011 reflects a $1.0 million charge related to debt refinancing, while last year’s fourth quarter included a one-time income tax credit of $600,000
  The net loss was $1.5 million, or $0.02 per share, compared to net income of $0.5 million, or $0.01 per share diluted
The Company ended the year with a total of 646 Krispy Kreme stores systemwide, consisting of 85 Company stores and 561 franchise locations.

James H. Morgan, President and Chief Executive Officer, commented: “In fiscal 2011, Krispy Kreme generated operating income, excluding impairment and lease termination costs, of $19.2 million, which was at the high end of our $17 million to $20 million estimated range. We also posted our first year-over-year growth in revenues since fiscal 2005, and completed our second consecutive year of same store sales growth at Company stores. These factors, among others, led to our first profitable year since fiscal 2004.”

“In terms of fourth quarter results, there were a number of unusual items in both periods that affected our comparisons. Adjusted for unusual items, our results were up nicely year-over-year, and if you normalize for the weather as well, you will conclude we had a pretty solid quarter. With fiscal 2012 underway, we are hopeful that we can build upon this momentum and further position the Company to drive long-term value for our shareholders,” Morgan continued.

Fiscal Year 2012 Outlook

“For the new fiscal year, we are maintaining our previously communicated outlook for store development, same store sales and operating income. We anticipate opening 5 to 10 Company stores, 5 to 15 domestic franchise stores, and more than 30 international franchise stores. We expect growth in same store sales at domestic stores, and hope to see continued improvement in international franchise trends, although international same store sales comparisons will remain under pressure due to the substantial expansion in recent years. Not surprisingly, commodity costs are poised to rise significantly compared to fiscal 2011, and we are therefore implementing various price increases to largely offset higher input costs. Assuming we can mostly offset higher overall costs through pricing and other measures, we estimate fiscal 2012 operating income, exclusive of impairment and lease termination costs, will be in the range of $22 million to $24 million, which would represent an increase of 15% to 25% from our fiscal 2011 results,” Morgan concluded.

Fourth Quarter Fiscal 2011 Results

Consolidated Results

For the fourth quarter ended January 30, 2011, revenues increased 5.7% to $91.7 million from $86.8 million. Year-over-year revenue increases were generated in all four business segments.

Direct operating expenses increased to $80.1 million from $74.8 million, and as a percentage of total revenues, increased to 87.4% from 86.2%. General and administrative expenses increased to $6.4 million from $5.5 million in the same period last year and, as a percentage of total revenues, increased to 6.9% from 6.4%. Impairment charges and lease termination costs were $2.6 million compared to $2.0 million in the year-ago period.

Operating income decreased to $0.9 million from $2.4 million. Among the major reasons for the decline were a $0.9 million increase in incentive compensation costs compared to last year, and a decline in the magnitude of favorable adjustments to reserves for prior years’ self-insurance claims, which were only $1.2 million compared to $2.0 million in the fourth quarter last year.

Interest expense decreased to $1.3 million from $2.3 million, principally reflecting the Company’s reduced level of indebtedness. The Company recorded a charge of $1.0 million in the fourth quarter of fiscal 2011 for costs related to the recently completed refinancing of the Company’s secured credit facilities.

Last year’s fourth quarter results included a $600,000 one-time income tax benefit.

The Company incurred a net loss of $1.5 million, or $0.02 per share, for the quarter compared to net income of $0.5 million, or $0.01 per share diluted, in the fourth quarter last year.

Segment Results

Company Stores revenues increased 1.9% to $61.8 million from $60.6 million. Higher same store sales and off-premises sales were partially offset by the effects of stores that were either closed or refranchised. Same store sales at Company stores rose 2.2%, the ninth consecutive quarterly increase. Same store sales for the month of January fell 1.8% due to very inclement weather; same store sales for November and December rose 4.5% and 4.3%, respectively. The Company Stores segment posted an operating loss of $1.0 million compared to an operating loss of $0.7 million last year. Results for the fourth quarter of last year include a charge of $1.0 million for the settlement of litigation and related legal costs. Favorable adjustments related to self-insurance programs were $1.2 million in the fourth quarter this year, compared to $2.0 million in last year’s fourth quarter.

Domestic Franchise revenues increased 10.2% to $2.2 million from $2.0 million, reflecting a 6.8% increase in sales by domestic franchisees. Excluding the effects of refranchising, sales by domestic franchisees rose 5.2%. Same store sales rose 4.6% at domestic franchise stores. The Domestic Franchise segment generated operating income of approximately $0.8 million in both periods.

International Franchise revenues increased 10.4% to $5.1 million from $4.6 million, reflecting increased royalties from higher sales by international franchise stores, as a decline in international franchise same store sales was offset by new store openings in fiscal 2011. Adjusted to eliminate the effects of changes in foreign exchange rates, same store sales at international franchise stores fell 11.1%, reflecting, among other things, waning honeymoon effects from the approximately 300 stores opened internationally in the past three years, as well as anticipated cannibalization as markets develop. The International Franchise segment generated operating income of $3.3 million compared to $3.4 million in the fourth quarter last year. International franchisees opened 20 stores in the fourth quarter, offset by the closure of 24 stores in Australia related to the franchisee’s voluntary administration process (similar to a bankruptcy filing in the U.S.), which concluded during the quarter.

Total KK Supply Chain revenues (including sales to Company stores) increased 13.9% to $45.8 million from $40.2 million, driven by selling price increases in major product categories and generally higher unit volumes. External KK Supply Chain revenues rose 15.9% to $22.6 million from $19.5 million in the fourth quarter last year. KK Supply Chain generated operating income of $6.9 million compared to $6.6 million in the fourth quarter last year reflecting, among other things, higher revenues as well as lower freight and other distribution costs.

Conference Call

Management will host a conference call to review fourth quarter and fiscal 2011 results as well as management’s outlook for fiscal 2012 this afternoon at 4:30 p.m. (ET). A live webcast of the conference call will be available at the Company’s website at www.KrispyKreme.com. The call also can be accessed live by dialing (877) 291-1289 or, for international callers, by dialing (631) 865-4991. A replay will be available after the call and can be accessed by dialing (800) 642-1687 and entering the passcode 48302796. International callers may access the replay by dialing (706) 645-9291 and entering passcode 48302796. The audio replay will be available through April 7, 2011. A transcript of the conference call also will be available at the Company’s website.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 645 locations in 21 countries around the world. Visit us at www.KrispyKreme.com.

Defined Terms

“Honeymoon effect” means the common pattern for many start-up restaurants in which a flurry of activity due to start-up publicity and natural curiosity is followed by a decline during which a steady repeat customer base develops. “Cannibalization” means the tendency for new stores to become successful, in part or in whole, by “stealing” sales from existing stores in the same market.

###

Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management.

These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “could,” “will,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our new domestic operating model; currency, economic, political and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; compliance with government regulations relating to food products and franchising; our relationships with off-premises customers; our ability to protect our trademarks and trade secrets; restrictions on our operations and compliance with covenants contained in our secured credit facilities; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; and increased costs or other effects of new government regulations relating to healthcare benefits. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Year Ended
	January 30,	January 31,	January 30,	January 31,
	2011	2010	2011	2010
	(In thousands, except per share amounts)
Revenues	$91,678	$86,770	$361,955	$346,520
Operating expenses:
Direct operating expenses (exclusive of depreciation
expense shown below)	80,093	74,790	313,475	297,859
General and administrative expenses	6,361	5,534	21,870	22,793
Depreciation expense	1,770	2,045	7,389	8,191
Impairment charges and lease termination costs	2,584	1,981	4,066	5,903
Operating income	870	2,420	15,155	11,774
Interest income	43	55	207	93
Interest expense	(1,336)	(2,261)	(6,359)	(10,685)
Loss on refinancing of debt	(1,022)	-	(1,022)	-
Equity in income (losses) of equity method franchisees	176	18	547	(488)
Other non-operating income and (expense), net	82	80	329	(276)
Income (loss) before income taxes	(1,187)	312	8,857	418
Provision for income taxes	279	(208)	1,258	575
Net income (loss)	$(1,466)	$520	$7,599	$(157)

Earnings (loss) per common share:
Basic	$(0.02)	$0.01	$0.11	$-
Diluted	$(0.02)	$0.01	$0.11	$-

Weighted average shares outstanding:
Basic	68,649	67,908	68,337	67,493
Diluted	68,649	68,582	69,922	67,493

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET

	January 30,	January 31,
	2011	2010
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,970	$20,215
Receivables	20,261	17,839
Receivables from equity method franchisees	586	524
Inventories	14,635	14,321
Other current assets	5,970	6,324
Total current assets	63,422	59,223
Property and equipment	71,163	72,986
Investments in equity method franchisees	1,663	781
Goodwill and other intangible assets	23,776	23,816
Other assets	9,902	8,470
Total assets	$169,926	$165,276

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$2,513	$762
Accounts payable	9,954	6,708
Accrued liabilities	28,379	30,203
Total current liabilities	40,846	37,673
Long-term debt, less current maturities	32,874	42,685
Other long-term obligations	19,778	22,151

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value	-	-
Common stock, no par value	370,808	366,237
Accumulated other comprehensive loss	(34)	(180)
Accumulated deficit	(294,346)	(303,290)
Total shareholders’ equity	76,428	62,767
Total liabilities and shareholders’ equity	$169,926	$165,276

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended
	January 30,	January 31,
	2011	2010
	(In thousands)
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$7,599	$(157)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	7,389	8,191
Deferred income taxes	(95)	(479)
Impairment charges	3,304	2,666
Accrued rent expense	(77)	(412)
Loss on disposal of property and equipment	621	915
Impairment of investment in equity method franchisee	-	500
Unrealized loss on interest rate derivatives	-	559
Share-based compensation	5,147	4,779
Provision for doubtful accounts	32	(161)
Amortization of deferred financing costs	1,561	859
Equity in (income) losses of equity method franchisees	(547)	488
Other	(330)	(225)
Change in assets and liabilities:
Receivables	(2,604)	2,151
Inventories	(314)	1,216
Other current and non-current assets	(2,506)	594
Accounts payable and accrued liabilities	1,445	(1,650)
Other long-term obligations	(117)	(7)
Net cash provided by operating activities	20,508	19,827
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(9,694)	(7,967)
Proceeds from disposals of property and equipment	2,949	5,752
Investment in equity method franchisee	(50)	(325)
Escrow deposit	(1,800)	-
Other investing activities	23	365
Net cash used for investing activities	(8,572)	(2,175)
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	35,000	-
Repayment of long-term debt	(43,257)	(31,678)
Deferred financing costs	(1,348)	(954)
Proceeds from exercise of warrants	5	-
Repurchase of common shares	(581)	(343)
Net cash used for financing activities	(10,181)	(32,975)
Net increase (decrease) in cash and cash equivalents	1,755	(15,323)
Cash and cash equivalents at beginning of period	20,215	35,538
Cash and cash equivalents at end of period	$21,970	$20,215
Supplemental schedule of non-cash investing and financing activities:
Assets acquired under capital leases	$197	$258

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

	Three Months Ended		Year Ended
	January 30,	January 31,	January 30,	January 31,
	2011	2010	2011	2010
	(In thousands)
Revenues:
Company Stores	$61,772	$60,643	$245,841	$246,373
Domestic Franchise	2,213	2,009	8,527	7,807
International Franchise	5,124	4,640	18,282	15,907
KK Supply Chain:
Total revenues	45,796	40,201	181,594	162,127
Less – intersegment sales elimination	(23,227)	(20,723)	(92,289)	(85,694)
External KK Supply Chain revenues	22,569	19,478	89,305	76,433
Total revenues	$91,678	$86,770	$361,955	$346,520

Operating income (loss):
Company Stores	$(1,024)	$(663)	$(4,238)	$2,288
Domestic Franchise	804	843	3,498	3,268
International Franchise	3,327	3,401	12,331	9,896
KK Supply Chain	6,852	6,587	30,213	25,962
Total segment operating income	9,959	10,168	41,804	41,414
Unallocated general and administrative expenses	(6,505)	(5,767)	(22,583)	(23,737)
Impairment charges and lease termination costs	(2,584)	(1,981)	(4,066)	(5,903)
Consolidated operating income	$870	$2,420	$15,155	$11,774

Depreciation expense:
Company Stores	$1,377	$1,584	$5,641	$6,293
Domestic Franchise	54	14	220	71
International Franchise	2	-	7	-
KK Supply Chain	193	214	808	883
Corporate administration	144	233	713	944
Total depreciation expense	$1,770	$2,045	$7,389	$8,191

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	NUMBER OF STORES
	DOMESTIC	INTERNATIONAL	TOTAL
Number of Stores at January 30, 2011
Company:
Factory	69	-	69
Satellite	16	-	16
Total Company	85	-	85
Franchise:
Factory	102	106	208
Satellite	42	311	353
Total franchise	144	417	561
Total systemwide	229	417	646

	NUMBER OF STORES
	COMPANY	FRANCHISE	TOTAL
Quarter ended January 30, 2011
October 31, 2010	85	564	649
Opened	1	22	23
Closed	(1)	(25)	(26)
January 30, 2011	85	561	646

Quarter ended January 31, 2010
November 1, 2009	84	479	563
Opened	1	28	29
Closed	(1)	(9)	(10)
Transfer	(1)	1	-
January 31, 2010	83	499	582

KRISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS

	Three Months Ended		Year Ended
	January 30,	January 31,	January 30,	January 31,
	2011	2010	2011	2010
Year over year percentage change in systemwide sales (1)	11.7%	1.6%	11.1%	(5.8	) %
Year over year percentage change in systemwide sales,
in constant dollars (2)	10.2	(2.4)	9.1	(4.4)

Change in same store sales (3):
Company stores	2.2%	1.1%	4.0%	3.5%
Domestic Franchise stores	4.6	(0.4)	4.5	0.9
International Franchise stores	(7.8)	(10.5)	(8.8)	(24.2)
International Franchise stores, in constant dollars (2)	(11.1)	(19.1)	(13.9)	(21.1)

Change in same store customer count - Company stores	(1.8)%	N/A	1.8%	N/A

Company stores off-premises sales (4):
Grocers/mass merchants:
Change in average weekly number of doors	5.0%	(10.6)%	0.5%	(10.7	) %
Change in average weekly sales per door	7.3	12.8	7.4	10.5
Convenience stores:
Change in average weekly number of doors	2.5%	(13.7)%	(3.1)%	(11.7	) %
Change in average weekly sales per door	0.5	(1.9)	(1.0)	(4.1)

(1)	Systemwide sales, a non-GAAP financial measure, include the sales by both Company and franchise stores but excludes sales among Company and franchise stores. The Company believes systemwide sales data are useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company.
(2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
(3)	The change in “same store sales” represents the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 56 consecutive weeks during the current year period (but only to the extent such sales occurred in the 57th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 57 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation. The change in “same store customer count” is similarly computed, but is based upon the number of retail transactions reported in the Company’s point-of-sale system.
(4)	For Company off-premises sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

CONTACT: Media: Brian K. Little, +1-336-726-8825, blittle@krispykreme.com or Investor Relations: Anita K. Booe, +1-336-703-6902, abooe@krispykreme.com